Exhibit 10.22

Execution Copy

IHS INC.

15 Inverness Way East

Englewood, CO 80112

July 2, 2010

Mr. Daniel Yergin.

2959 Davenport Street, NW

Washington, DC 20008

Dear Mr.Yergin:

This letter, written on behalf of the Board of Directors (the “Board”) of IHS Inc., a Delaware corporation (the “Company”), confirms the terms and conditions of your employment with the Company.

1. Term of Employment. Your employment under this Letter Agreement is effective as of the date hereof (“Effective Date”) and, subject to termination as provided in Sections 7 or 8, will end on the first anniversary of the Effective Date; provided that on each anniversary of the Effective Date, the term of your employment will automatically be extended by an additional year unless the Company or you give the other party written notice, at least 30 days prior to the applicable anniversary of the Effective Date, that you do not or it does not want the term to be so extended. Such employment period, as may be so extended, will hereinafter be referred to as the “Term”.

2. Title and Duties.

(a) Position. During the Term, you will be employed by the Company as Executive Vice President and Strategic Advisor and Chairman of IHS CERA. You will have such duties and responsibilities of an executive nature and power and authority as assigned to you by the Chief Executive Officer of the Company (the “CEO”). You will be a member of the executive leadership team and report to the CEO.

(b) Exclusive Duties. During your employment by the Company, you will devote substantially all your entire working time, attention and energies to the business of the Company and its Affiliates (as defined below) and will not, without the prior written consent of the CEO undertake any other business activities. Without limiting the generality of the foregoing, you will not take any actions of the kind described in Section 10.

Base Salary. During the Term, the Company will pay you a minimum base salary at the annual rate of $600,000, payable in accordance with the Company’s regular payroll practices. The Human Resources Committee of the Board (the “Committee”) will review your base salary annually and may, in its sole discretion, increase your base salary based on your performance and the Company’s performance. Such base salary, as may be increased, will hereinafter be referred to as your “Base Salary”.

3. Bonus. During the Term, you will be eligible to receive an annual bonus (the “Annual Bonus”) equal to 100% of your Base Salary at “Target” performance level with a maximum or stretch performance of 150% of your base salary pursuant to the Company’s then current annual incentive plan. The performance objectives for your Annual Bonus will be determined by the CEO.

4. Long-Term Incentive Grants.

(a) Annual Grants. During the Term, beginning with the Company’s fiscal year commencing December 1, 2010, you will be eligible to receive an annual grant of 20,000 performance-based restricted stock units representing shares of the Company’s common stock each fiscal year at the time that such annual grants are made to the Company’s other executive officers generally. The vesting period, performance criteria and other terms of the grants shall be determined by the Committee and shall be consistent with the terms of the annual performance grants to the Company’s other executive officers generally. Anything above to the contrary notwithstanding, in the event the Term continues for any fiscal year commencing after November 30, 2015, this Section 5(a) shall not be applicable with respect to any remaining period during the Term, so that the maximum total number of restricted stock units granted pursuant to this Section 5(a) shall not exceed 100,000 restricted stock units. In the event for any fiscal year commencing prior to December 1, 2015 the Committee or any successor thereto does not award performance-based restricted stock units representing shares of the Company’s common stock to the Company’s other executives generally either following a Change in Control (as defined below) or otherwise, the Committee or such successor shall grant you another form of performance-based equity award or other incentive award as the Committee or such successor, in its sole discretion, determines is reasonable in lieu of the performance-based restricted stock units contemplated in this Sections 5(a).

(b) One-Time Grant. As additional consideration for your service hereunder during the Term and as consideration for your compliance with the covenants set forth in Section 10 below during your employment and during the Restricted Period (as defined below), on the date hereof you have received a grant of 175,000 restricted stock units on the terms and subject to the conditions of the 2010 Restricted Stock Units Award Document (“2010 Award Document”) executed by you and the Company.

(c) Equity Grant. Any long-term incentive grant, consisting of stock options, restricted stock, other equity-based awards, or a combination thereof, as determined by the Committee shall be referred to as an “Equity Grant”.

5. Other Benefits.

(a) Employee Benefits. You will be eligible to participate in the employee benefit plans, programs and arrangements maintained by the Company, including the IHS Retirement Income Plan and Supplemental Income Plan so long as such plans are maintained by the Company.

(b) Vacation. You will be entitled to not less than 6 weeks of paid vacation per calendar year in accordance with the Company’s vacation policy as in effect from time to time.

(c) Reimbursement. The Company will reimburse you for all reasonable expenses and disbursements in carrying out your duties and responsibilities under this Letter Agreement in accordance with Company policy for executive officers as in effect from time to time, provided you shall be entitled to first class air travel.

7. Termination of Employment (Non-Change in Control). Subject to Section 9 and Section 13:

(a) Resignation for Good Reason or Termination Without Cause. If you terminate your employment for Good Reason (as defined below) or you are terminated by the Company without Cause (as defined below) at any time during the Term, including by the Company giving you notice that it does not want the Term to be extended as provided in Section 1, you will receive the following payments:

(i) immediately upon the effectiveness of such termination, any earned but unpaid Base Salary or other amounts (including reimbursable expenses and any vested amounts or benefits owing under or in accordance with the Company’s otherwise applicable employee benefit plans or programs, including retirement plans and programs) accrued or owing through the date of termination; and

(ii) an amount equal to your Base Salary, payable when salary payments are made to other Company senior executives during the year following your termination;

(iii) an amount equal to the sum of (x) 0.5 times the sum your Base Salary, and (y) 1.5 times your Target Bonus for the fiscal year of such termination, paid in a lump sum on the date which is two and one months following your termination;

In addition to the foregoing payments:

(a) you will receive the portion of your Annual Bonus for the fiscal year of termination that is tied to the achievement of the Company’s performance objectives for such fiscal year, based on the Company’s actual achievement of such performance objectives for the full fiscal year, pro-rated for the number of days that have elapsed during such fiscal year prior to the termination of your employment. You will receive any portion of your Annual Bonus for the fiscal year of termination that is tied to achievement of personal objectives for such fiscal year at “Target” level for the achievement of such personal objectives, pro-rated for the number of days that have elapsed during such fiscal year prior to the termination of your employment. The payment provided in this subparagraph (a) will be made following the close of the fiscal year of termination at such time as the Annual Bonus for such fiscal year is paid by the Company to its then current executives.

(b) the Company will continue your participation in the Company’s medical, dental and vision plans (or if you are ineligible to continue to participate under the terms thereof, in substitute arrangements adopted by the Company providing substantially comparable benefits) for the 18-month period following the date of such termination;

(c) vesting of unvested stock options, restricted stock and other equity awards then held by you will be determined in accordance with the terms and conditions of the applicable equity compensation plan under which each such Equity Grant is granted; and

(d) outplacement services during the 6-month period following such termination provided by a service provider selected by the Company for the benefit of the executive officers of the Company.

(b) Termination Other than for Good Reason or for Cause. If you terminate your employment other than for Good Reason (including if you give notice that you do not want to extend the Term as provided in Section 1) or if your employment is terminated by the Company for Cause, you will receive no further payments, compensation or benefits under this Letter Agreement, except you will be eligible to receive, immediately upon the effectiveness of such termination, amounts (including reimbursable expenses and any vested amounts or benefits owing under or in accordance with the Company’s otherwise applicable employee benefit plans or programs, including retirement plans and programs) accrued or owing prior to the effectiveness of your termination and such compensation or benefits that have been earned and will become payable without regard to future services.

(c) Death, Disability or Retirement. If your employment terminates by reason of death, Disability or retirement (as defined in the Company’s equity compensation plan then in effect), you or your beneficiaries will receive the following payments:

(i)	immediately upon the effectiveness of such termination, any earned but unpaid Base Salary or other amounts (including reimbursable expenses and any vested amounts or benefits owing under or in accordance with the Company’s otherwise applicable employee benefit plans or programs, including retirement plans and programs) accrued or owing through the date of termination; and

(ii)	your Target Bonus for such year, prorated for the number of days that have elapsed during such year, paid in a lump sum on the date which is two and one months following your termination.

If your employment terminates by reason of your retirement, then in addition to benefits to which you may be entitled pursuant to this Letter Agreement, your entitlements in connection with a termination of your employment pursuant to your retirement under the Company’s otherwise applicable employee benefit and retirement plans and programs (including without limitation under the Company’s equity compensation plans), will be determined in accordance with such applicable plans and programs.

For purposes of this Letter Agreement, “Good Reason” means (i) the Company’s breach of any of its material obligations under this Letter Agreement, excluding immaterial actions (or failures of action) not taken (or omitted to be taken) in bad faith and which, if capable of being remedied, are remedied by the Company within 30 days of receipt of notice thereof given by you, or (ii) the Company’s relocation of your principal location of work by more than 50 miles (other than any relocation recommended or consented to by you); it being understood, however, that you may be required to travel on business to other locations as may be required or desirable in connection with the performance of your duties as specified in this Letter Agreement. For purposes of this Letter Agreement, “Cause” means any of the following: (i) conviction of or pleading guilty to a felony, (ii) commission of intentional acts of misconduct that materially impair the goodwill or business of the Company or cause material damage to its property, goodwill or business, or (iii) willful refusal or willful failure to perform your material duties under this Letter Agreement after written demand that you do so. Termination of the employment shall not be deemed to be for Cause hereunder unless and until (A) written notice has been delivered to you by the Company which specifically identifies the Cause which is the basis of the termination and, if the Cause is capable of cure, you have failed to cure or remedy the act or omission so identified within 14 calendar days after written notice of such breach. For purposes of this provision, no act or failure to act on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause without reasonable notice to you setting forth the reasons, facts and circumstances for the Company’s intention to terminate for Cause and an opportunity for you, together with your counsel, to be heard before the Committee or the Board.

8. Change in Control. Subject to Section 9 and Section 13:

General. If there is a Change in Control (as defined below) and, within 15 months of such Change in Control, you terminate your employment for CIC Good Reason (as defined below) or you are terminated by the Company without Cause, you will receive the following payments:

(i)	immediately upon the effectiveness of such termination, any earned but unpaid Base Salary or other amounts (including reimbursable expenses and any vested amounts or benefits owing under or in accordance with the Company’s otherwise applicable employee benefit plans or programs, including retirement plans and programs) accrued or owing through the date of termination;

(ii)	an amount equal to your Base Salary, payable when salary payments are made to other Company senior executives during the year following your termination;

(iii)	an amount equal to the sum of (x) your Base Salary, and (y) 2 times your Target Bonus for the fiscal year of such termination, paid in a lump sum on the date which is two and one months following your termination; and

(iv)	your Target Bonus for the fiscal year of such termination, prorated for the number of days that have elapsed during such year, paid in a lump sum on the date which is two and one months following your termination.

In addition to the foregoing payments:

(a) the Company will continue your participation in the Company’s medical, dental and vision plans (or if you are ineligible to continue to participate under the terms thereof, in substitute arrangements adopted by the Company providing substantially comparable benefits), for the 24-month period following the date of such termination;

(b) all unvested stock options, restricted stock and other equity awards then held by you will fully vest and become exercisable as of the effective date of such termination; and

(c) outplacement services during the 6-month period following such termination provided by a service provider selected by the Company for the benefit of the executive officers of the Company.

For purposes of this Letter Agreement, “Change in Control” means the first to occur of:

(i)	the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as from time to time amended) of the beneficial ownership of securities of the Company possessing more than 50% of the total combined voting power of all outstanding securities of the Company;

(ii)	a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold, in the aggregate, securities possessing more than 50% of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation;

(iii)	a reverse merger in which the Company is the surviving entity but in which securities possessing more than 50% of the total combined voting power of all outstanding voting securities of the Company are transferred to or acquired by a person or persons different from the persons holding directly or indirectly those securities immediately prior to such merger;

(iv)	the sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company;

(v)	the approval by the shareholders of a plan of proposal for the liquidation or dissolution of the Company; or

(vi)	as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who are members of the board of directors of the Company before the Transaction will cease to constitute a majority of the board of directors of the Company or any successor thereto.

Notwithstanding the foregoing, in no event will a Change in Control be considered to have occurred as a result of: (i) the distribution by the Company to its stockholder(s) of stock in an Affiliate; (ii) the contribution by the Company of some or all of its assets in a transaction governed by Section 351 of the Code; (iii) any inter-company sale or transfer of assets between the Company and any Affiliate; (iv) a dividend distribution by the Company; (v) a loan by the Company to any third party or an Affiliate; (vi) a Transaction, or series of Transactions, after which an Affiliate of the Company before such Transaction or series of Transactions, is either directly or indirectly in control of the Company thereafter; (vii) if the controlling shareholder is a trust, the acquisition, directly or indirectly, of the beneficial ownership of securities of the Company by any beneficiary of such trust if such beneficiary has a greater than 25% interest in such trust, or any descendants, spouse, estate or heirs of any such beneficiary, or a trust established for such beneficiary or for any descendants, spouse or heirs of such beneficiary; or (viii) the first underwritten primary public offering of the shares of common stock of the Company pursuant to an effective registration statement (other than a registration statement on Form S-4 or Form S-8 or any similar or successor form) under the Securities Act of 1933, as from time to time amended. For purposes of this Agreement, “Affiliate” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated association or other entity (other than the Company) that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Company, including, without limitation, any member of an affiliated group of which the Company is a common parent corporation as provided in Section 1504 of the Internal Revenue Code of 1986, as from time to time amended (the “Code”).

For purposes of this Letter Agreement, “CIC Good Reason” means any of:

(i)	the material diminution of your position (including titles and reporting relationships), duties or responsibilities, excluding immaterial actions not taken in bad faith;

(ii)	the breach by the Company of any of its material obligations under this Letter Agreement, excluding immaterial actions (or failures or action) not taken (or omitted to be taken) in bad faith and which, if capable of being remedied, are remedied by the Company within 30 days after receipt of notice thereof given by you;

(iii)	the Company’s relocation of your principal location of work by more than 50 miles (other than any relocation recommended or consented to by you); it being understood, however, that you may be required to travel on business to other locations as may be required or desirable in connection with the performance of your duties as specified in this Letter Agreement.

9. Release. Other than if your employment terminates by reason of death or Disability, any payment or benefit that you are eligible to receive under Sections 7 or 8 will be contingent on your execution of a release substantially in the form attached hereto as Exhibit A prior to or concurrently with the provision of such payment or benefit. The payments or benefits you are eligible to receive under Sections 7 or 8 are in lieu of any termination payments or benefits which you might otherwise be eligible to receive under any standard severance policy maintained by the Company and/or its Affiliates.

10. Covenants. In exchange for the remuneration outlined above, in addition to providing service to the Company as set forth in this Letter Agreement, you agree to the following covenants:

(a) Confidentiality. You acknowledge that during your employment, you will occupy a position of trust and confidence. Accordingly, you agree that following any termination of your employment, you will keep confidential any trade secrets and confidential or proprietary information of the Company and its affiliates which are now known to you or which hereafter may become known to you as a result of your employment or association with the Company and will not at any time directly or indirectly disclose any such information to any person, firm or corporation, or use the same in any way other than in connection with the business of the Company during, and at all times after, the termination of your employment. For purposes of this Letter Agreement, “trade secrets and confidential or proprietary information” means information unique to the Company or an affiliate of the Company which has a significant business purpose and is not known or generally available from sources outside the Company or typical of industry practice, but will not include any of the foregoing (i) that becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of you or (ii) that is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency; provided that you give prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order or confidential treatment.

(b) Non-Competition. You further covenant that during your employment and during the Restricted Period (as defined below), you will not, (i) for yourself or on behalf of any other person or entity, in the United States of America or elsewhere in the world, directly or indirectly, engage in, acquire any financial or beneficial interest in (except as provided in the next sentence), be employed by, consult for, own, manage, operate, control or otherwise participate in or with any person or entity which is engaged in, any business that competes with the Energy Business (defined below), or (ii) solicit or attempt to entice away from the Company or any subsidiary of the Company, or otherwise interfere with the business relationship of the Company or any subsidiary of the Company with, any person or business entity who is, or was during the three year period prior to your termination of employment, a customer or employee of, consultant or supplier to, or other person or entity having material business relations with, the Energy Business of the Company or any subsidiary of the Company. Notwithstanding the preceding sentence, you may purchase or otherwise acquire up to one percent of any class of securities of any entity (but without otherwise participating in the activities of such entity) if such securities are listed in any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. As used in this paragraph, “Energy Business” means any research, analysis, advisory, conferences and events, consulting and/or applications businesses regarding the energy industries engaged in by the Company or any of its subsidiaries. Notwithstanding the first sentence of this subparagraph (b), you will not be prohibited during the Restricted Period from consulting with an investment bank, a private equity group, an academic or think tank institution or, on a substantially full-time or part-time basis, any other single enterprise provided none of the foregoing engages in or intends to engage in the energy consulting business or from making speeches at conferences and events organized by third parties that are not competitive with any conferences or events organized by the Company or any subsidiary of the Company. For purposes of this Letter Agreement, “Restricted Period” means the period commencing on the date of termination of your employment and ending on the second anniversary of the date of termination of your employment.

(c) Employee Invention Agreement. If you have not previously executed the Company’s standard form of Employee Invention Agreement, simultaneously with the execution of this Agreement you will also execute and deliver to the Company the Company’s standard form of Employee Invention Agreement.

(d) Equitable Relief and Other Remedies. You acknowledge and agree that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 10 would be inadequate and, in recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, will be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

(e) Reformation. If it is determined by a court of competent jurisdiction that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable under the law of that jurisdiction, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that jurisdiction.

(f) Survival of Provisions. Without effect as to the survival of other provisions of this Letter Agreement intended to survive the termination or expiration of your employment, the obligations contained in this Section 10 will survive the termination or expiration of your employment with the Company and will be fully enforceable thereafter.

11. Indemnification. The Company will indemnify and make permitted advances to you to the fullest extent permitted by applicable law, if you are made or threatened to be made a party to a proceeding by reason of your being or having been an officer, director or employee of the Company or any of its subsidiaries or affiliates or your having served on any other enterprise as a director, officer or employee at the request of the Company. In addition, the Company will maintain insurance, at its expense, to protect you against any such expense, liability or loss to which you would be entitled to indemnification or reimbursement under the foregoing sentence.

12. Representations. By signing this Letter Agreement where indicated below, you represent that you are not subject to any employment agreement or non-competition agreement that could subject the Company or any of its affiliates to any future liability or obligation to any third party as a result of the execution of this Letter Agreement and your employment by the Company.

13. Section 409A.

(a) This Agreement and the 2010 Award Document is intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other applicable guidance thereunder (“Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent. All payments due to you under Sections 7 or 8 above shall be made on the applicable dates or pursuant to the schedules set forth in Sections 7 or 8 above following your separation from service, unless the following provisions pertaining to specified employees applies to you and such payments. You are likely to be a specified employee (as defined in Treas. Reg. §1.409A–1(i)) as of the date of a separation from service. If you are, all payments to be made to you under Sections 7 or 8 that are subject to Section 409A may not be made before the date that is six months after the date of separation from service (or, if earlier than the end of the six-month period, the date of your death). For this purpose, if you are not a specified employee as of the date of a separation from service, you will not be treated as subject to this requirement even if you would have become a specified employee if you had continued to provide services through the next specified employee effective date. Similarly, if you are treated as a specified employee as of the date of a separation from service, you will be subject to this requirement even if you would not have been treated as a specified employee after the next specified employee effective date had you continued providing services through the next specified employee effective date. Any payment due upon a termination of your employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid to you only upon a “separation from service” as defined in Treas. Reg. § 1.409A-1(h).

(b) Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement that is exempt from Section 409A coverage pursuant to Treas. Reg. § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to you only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which your

“separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which your “separation from service” occurs. To the extent any expense reimbursement or the provision of any in-kind benefit is determined to be subject to Section 409A, (i) the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year, (ii) in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and (iii) in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

14. Miscellaneous Provisions.

(a) This Letter Agreement may not be amended or terminated without the prior written consent of you and the Company.

(b) This Letter Agreement may be executed in any number of counterparts which together will constitute but one agreement.

(c) This Letter Agreement will be binding on and inure to the benefit of our respective successors and permitted assigns and, in your case, your heirs and other legal representatives. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Letter Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate. The rights and obligations described in this Letter Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, the Company may assign its rights and obligations described in this Letter Agreement without your consent upon the transfer of all or substantially all of the business and/or assets of the Company (whether by purchase, merger, consolidation or otherwise).

(d) Subject to Section 10, all disputes arising under or related to this Letter Agreement will be settled by arbitration under the Commercial Arbitration Rules of the American Arbitration Association then in effect, such arbitration to be held in the Denver, Colorado metropolitan area, as the sole and exclusive remedy of either party. Any judgment on the award rendered by such arbitration may be entered in any court having jurisdiction over such matters.

(e) All amounts payable to you under this Letter Agreement will be subject to required tax withholding.

(f) All notices under this Letter Agreement will be in writing and will be deemed effective when delivered in person, by courier service, or 5 days after deposit thereof in the U.S. mail, postage prepaid, for delivery as registered or certified mail, addressed to the respective party at the address set forth below or to such other address as may hereafter be designated by like notice. Unless otherwise notified as set forth above, notice will be sent to each party as follows:

You, to:

The address as is maintained in the Company’s records

The Company, to:

IHS Inc.

15 Inverness Way East

Englewood, CO 80112

Attention: Chief Executive Officer

(g) This Letter Agreement will be governed by and construed and entered in accordance with the laws of the State of Colorado without reference to rules relating to conflict of laws.

(h) This Letter Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral (including any term sheet) between the Company (or its predecessor or affiliates) and you with respect to the subject matter hereof. This Letter Agreement also supersedes any inconsistent provisions of any plan or arrangement that would otherwise be applicable to you to the extent such provisions would limit any rights granted to you hereunder or expand any restrictions imposed on you hereby. Without limiting the generality of the foregoing, this Letter Agreement supersedes and replaces the Employment Agreement between you and IHS Energy Group Inc. dated September 1, 2004, as amended.

This Letter Agreement is intended to be a binding obligation upon both the Company and yourself. If this Letter Agreement correctly reflects your understanding, please sign and return one copy to Jeffrey Sisson for the Company’s records.

IHS INC.

By:	/s/ Stephen Green
Name: Stephen Green
Title: Senior Vice President

The above Letter Agreement correctly reflects our understanding, and I hereby confirm my agreement to the same.

Dated as of July 2, 2010	/s/ Daniel Yergin
Daniel Yergin

EXHIBIT A

FULL AND COMPLETE RELEASE

I,                     , in consideration for the payment of the severance described in my Letter Agreement dated              , 2010, for myself and my heirs, executors, administrators and assigns, do hereby knowingly and voluntarily release and forever discharge IHS Inc. (the “Company”) and its respective predecessors, successors and affiliates and current and former directors, officers and employees from any and all claims, actions and causes of action, including, but not limited to, those relating to or arising from my employment or separation of employment with the Company, including, but not limited to, under those federal, state and local laws and those applicable laws of any other jurisdiction prohibiting employment discrimination based on age, sex, race, color, national origin, religion, disability, veteran or marital status, sexual orientation or any other protected trait or characteristic, or retaliation for engaging in any protected activity, including without limitation, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., as amended by the Older Workers Benefit Protection Act, P.L. 101-433, the Equal Pay Act of 1963, 9 U.S.C. § 206, et seq., Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Civil Rights Act of 1991, 42 U.S.C. § 1981a, the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 791 et seq., the Family and Medical Leave Act of 1993, 28 U.S.C. §§ 2601 and 2611 et seq., whether KNOWN OR UNKNOWN, fixed or contingent, which I ever had, now have, or may have, or which my heirs, executors, administrators or assigns hereafter can, will or may have from the beginning of time through the date on which I sign this Full and Complete Release (this “Release”) (collectively the “Released Claims”).

I warrant and represent that I have made no sale, assignment or other transfer, or attempted sale, assignment or other transfer, of any of the Released Claims.

I fully understand and agree that:

1.	this Release is in exchange for severance payment to which I would otherwise not be entitled;

2.	no rights or claims are released or waived that may arise after the date this Release is signed by me;

3.	I am here advised to consult with an attorney before signing this Release;

4.	I have 21 days from my receipt of this Release within which to consider whether or not to sign it;

5.	I have 7 days following my signature of this Release to revoke the Release; and

6.	this Release will not become effective or enforceable until the revocation period of 7 days has expired.

If I choose to revoke this Release, I must do so by notifying the Company in writing. This written notice of revocation must be mailed by U.S. first class mail or by U.S. certified mail within the 7 day revocation period and addressed as follows:

IHS Inc.

15 Inverness Way East

Englewood, CO 80112

Attention: President

This Release is the complete understanding between me and the Company in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. I have not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release.

In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release will remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision will be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.

This Release is to be governed and enforced under the laws of the State of Colorado (except to the extent that Colorado conflicts of law rules would call for the application of the law of another jurisdiction).

This Release inures to the benefit of the Company and its successors and assigns.

I have carefully read this Release, fully understand each of its terms and conditions, and intend to abide by this Release in every respect. As such, I knowingly and voluntarily sign this Release.

Employee Name:

Date: